EXHIBIT 10.9.2
435 Devon Park Drive
Building 800
Wayne, PA 19087
610.293.0600
(FAX) 610.293.0601
December 9, 2008
Stephen T. Zarrilli
314 Jefferson Drive
Malvern, PA 19355
Dear Steve:
This letter is intended to amend the provisions of that letter agreement between Safeguard Scientifics, Inc. and you, dated May 28, 2008 (the “Existing Agreement”). Other than as set forth below, the terms of the Existing Agreement remain unchanged.
The following two paragraphs of the Existing Agreement are hereby amended and restated in their entirety to read as follows:
The first paragraph of the section entitled “Severance” beginning on page 2 of the Existing Agreement:
“Severance. Subject to the terms and conditions set forth below, in the event that (A) your employment with Safeguard is terminated by Safeguard without “cause”, as defined below, or by you for “good reason”, as defined below, within 18 months following a “change of control,” as defined below, of Safeguard (“Change of Control Termination”) or (B) your employment with Safeguard terminates for any reason other than (i) your death or disability, (ii) Safeguard’s termination of your employment for cause or (iii) your resignation without good reason (such a termination, a “Severance Termination”), Safeguard will provide you with the following benefits, which together with any benefits provided under the applicable terms of any other plan or program sponsored by Safeguard (other than any plan, program or arrangement intended to pay severance benefits following termination of employment), and applicable to you, will be the only severance benefits or other payments in respect of your employment with Safeguard to which you will be entitled, and, except as otherwise noted below, will be paid within the later of 45 days after your date of termination or Safeguard’s receipt of your request for reimbursement, as applicable, subject to your execution of the General Release described below.”

The last paragraph beginning on page 5 of the Existing Agreement:
“In this letter, the term “good reason” means (i) your assignment (without your consent) to responsibilities or duties of a materially lesser status or degree than your current responsibilities or duties; provided, however, that a mere change in your area of responsibilities will not constitute a material change if you are reasonably suited by your education and training for such responsibilities and you remain Senior Vice-President and Chief Financial Officer of Safeguard; (ii) a material reduction of your base salary; (iii) the relocation of Safeguard’s principal executive offices to a location which is more than 35 miles away from the location of Safeguard’s principal executive offices on the date of this Agreement; or (iv) Safeguard’s material breach of this agreement. Notwithstanding the foregoing, no event or condition described in clauses (i) through (iv) will constitute good reason unless (a) you give Safeguard written notice of your intention to terminate your employment for good reason and the grounds for such termination, (b) the notice described in (a) is provided within 90 days after the event giving rise to the good reason termination occurs, and (c) such grounds for termination (if susceptible to correction) are not corrected by Safeguard within 30 days after its receipt of such notice. If Safeguard does not correct the ground(s) for termination during the 30-day period following your notice of termination, your termination of employment for good reason may become effective within 90 days after the end of the cure period, in order for your termination to be treated as a “good reason” termination under this Agreement. If your termination occurs after the end of such 90-day period, such termination shall be treated as a voluntary termination other than for “good reason” and you will not be entitled to severance benefits under this Agreement.”
Please signify your agreement to this amendment to your Existing Agreement by countersigning a copy of this letter and returning one copy to me.
Sincerely,

/s/ Brian J. Sisko
Brian J. Sisko
Senior Vice President and General Counsel

Agreed and accepted:	/s/ Stephen T. Zarrilli	12/9/08
	Stephen T. Zarrilli	Date